UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MARVELL TECHNOLOGY GROUP LTD.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with our 2007 annual general meeting of shareholders (the “Annual General Meeting”) to be held on Friday, October 19, 2007, Marvell Technology Group Ltd. (the “Company”) sent the following letter to certain of the Company’s shareholders on October 15, 2007. Such letter outlines matters regarding the Company’s 2007 Director Stock Incentive Plan (the “2007 Director Plan”).  A copy of the 2007 Director Plan, as currently proposed for approval at our Annual General Meeting, can be found by reference to Appendix A to our 2007 Proxy Statement filed on September 14, 2007 (Commission File No. 000-30877).

Subject:         2007 Director Stock Incentive Plan

Dear [Shareholder]:

Based on feedback received from the Company’s shareholders relating to the proposed 2007 Director Stock Incentive Plan (the “Proposed Plan”), Marvell Technology Group Ltd. (the “Company”) would like to provide you with the following information:

•              Adoption of the Proposed Plan will not result in increased dilution.  The Proposed Plan would take the place of the Company’s existing 1997 Director’s Stock Option Plan (the “Existing Plan”).  The Existing Plan currently has available for future awards an aggregate of approximately 2.5 million Common Shares.  The Proposed Plan, if adopted, would provide for the future awards of 750,000 Common Shares.  Upon adoption of the Proposed Plan, the Existing Plan would terminate and no future awards would be granted thereunder.  As a result, upon adoption of the Proposed Plan, there would be a net decrease of approximately 1.75 million shares available for future grant to the Company’s outside directors.

•              Adoption of the Proposed Plan will help the Company offer competitive compensation packages to recruit and retain new outside directors.  The Company has been advised by an independent compensation consultant that the equity grants contemplated by the Proposed Plan are competitive with prevailing market practices.  If the Company were to offer less equity compensation to outside directors, it may become more difficult for the Company to recruit and retain outside directors, unless the Company provides outside directors with increased cash compensation.  The Company believes that provision of equity compensation to outside directors will better align the interests of the Company’s outside directors and shareholders.

Recommended Modifications to Proposed Plan

In addition, management of the Company hereby confirms that it will, within 60 days of the date of this letter, recommend that the Board of Directors of Marvell amend the 2007 Director Stock Incentive Plan as follows:

Awards of restricted stock, restricted stock units, performance shares and performance units granted under the Plan (collectively referred to in this letter as “stock awards”) will vest prorata over a minimum three year period based only on continued employment or service.

If you have any additional concerns, please contact me.

Sincerely,

Mike Rashkin

Interim Chief Financial Officer